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                                                                    EXHIBIT 99.1


Press Release

Contact: WaLisa M. Davenport
eXegenics Inc.
(214) 358-2000

E. Blair Clark (Investors)
Burns McClellan
(212) 213-0006


EXEGENICS ANNOUNCES RESIGNATIONS OF DIRECTORS, FILING OF LAWSUIT AND ADJOURNMENT OF ANNUAL MEETING OF STOCKHOLDERS


Dallas, May 19, 2003 -- eXegenics Inc. (Nasdaq: EXEG) today announced that Dr. Ira J. Gelb and Mr. Irwin C. Gerson have resigned from the Board of Directors. In addition, Gary Frashier's service as a director of eXegenics has ended.

eXegenics today additionally announced that Joseph M. Davie, Ph.D had been elected to the audit committee of the board of directors and that Walter Lovenberg, Ph.D. had been elected lead director.

eXegenics also reported that on May 15, 2003, a lawsuit was filed by The M&B Weiss Family Limited Partnership of 1996 in the Delaware Court of Chancery against eXegenics, as a purported class action on behalf of the plaintiff and on behalf of all other similarly situated stockholders of eXegenics, and as a derivative action on behalf of eXegenics against certain directors and senior officers of eXegenics. The complaint (which has not been served) alleges, among other things, that the defendants have mismanaged eXegenics, have made unwarranted and wasteful loans and payments to certain directors and third parties, have disseminated a materially false and misleading proxy statement in connection with the upcoming annual meeting of eXegenics' stockholders, and have breached their fiduciary duties to act in the best interests of eXegenics and its stockholders. The complaint seeks, among other things, court orders mandating that the defendants cooperate with parties proposing bona fide transactions to maximize shareholder value, make corrective disclosures with respect to the latest proxy statement, and account to eXegenics and the plaintiffs for damages suffered as a result of the actions alleged in the complaint. The plaintiffs are in addition seeking an award of costs and attorneys' fees and expenses. eXegenics strongly disagrees with the allegations in the complaint and believes they are without merit.

eXegenics also today announced that its Annual Meeting of Stockholders has been adjourned to June 17, 2003 at 9:00 AM at eXegenics' headquarters, in order to allow more time for negotiations with a stockholder which might, among other things, result in the identification of other candidates to be elected as directors of eXegenics.

Safe Harbor

This release contains forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.